Exhibit 1

Oi S.A. – In Judicial Reorganization

Corporate Taxpayer’s ID (CNPJ/MF) No. 76.535.764/0001-43

Board of Trade (NIRE) No. 33.30029520-8

PUBLICLY-HELD COMPANY

EXCERPT OF ITEM (3) OF THE MINUTES OF THE 187TH BOARD OF DIRECTORS MEETING HELD ON MARCH 21, 2018.

As Secratary of the Meeting of the Board of Directors, I hereby CERTIFY that item 3 “Changes to the Statutory Executive Office” of the Minutes of the 187th Meeting of the Board of Directors of Oi S.A.- In Judicial Reorganization held on March 21, 2018, at 2:30 p.m., at Praia de Botafogo, No. 300, 11th floor, room 1101, Botafogo District, City of Rio de Janeiro, State of Rio de Janeiro, read as follows:

“Moving on to item (3) of the Agenda, the Board of Directors unanimously approved the election of Bernardo Kos Winik, identified below, as Statutory Executive Officer, for a two-year term starting on this date. Additionally, as was informed to the Board of Directors, among the candidates included in the three-name list submitted by the Board to the Chief Executive Officer pursuant to item 9.1.1 (ii), (a) of the Judicial Reorganization Plan, José Claudio Moreira Gonçalves was chosen for the position of Director of Operations of the Company. The Board of Directors resolved to ratify the decision taken at the meeting held on March 7, 2018 (to classify the future Director of Operations of the Company as a member of the Company’s Statutory Executive Board), therefore, electing José Claudio Moreira Gonçalves as Statutory Executive Officer, also for a two-year term counted from this date. The Board Members resolved to record the consolidated composition of the Statutory Executive Office, which is henceforth composed of the following members: (i) As Chief Executive Officer and Legal Executive Officer, Mr. Eurico de Jesus Teles Neto, Brazilian, married, lawyer, holder of identification card No. 0002709809 issued by SSP-BA, enrolled as a Taxpayer (CPF) under No. 131.562.505-97; (ii) As Chief Financial and Investor Relations Officer, Carlos Augusto Machado Pereira de Almeida Brandão, Brazilian, married, business administrator, holder of identification card No. 6832979, issued by the Minas Gerais State Public Security Office (SSP-MG), enrolled as a Taxpayer (CPF) under No. 987.611.886-20; (iii) As Executive Officer without a specific designation, José Cláudio Moreira Gonçalves – the current Director of Operations – Brazilian, holder of identification card No. 068859297, issued by the Felix Pacheco Institute in Rio de Janeiro (IFP/RJ), and enrolled as a Taxpayer (CPF) under No. 009.469.547-47; and (iv)As Executive Officer without a specific designation, Bernardo Kos Winik – the current Chief Commercial Officer – Brazilian, divorced, holder of identification card No. 15.931.845-2, issued by the São Paulo State Public Security Office (SSP-SP) and enrolled as a Taxpayer (CPF) under No. 105.112.858-76, all of them with offices address at Rua Humberto de Campos, No. 425, 8th floor, Leblon District, City of Rio de Janeiro, State of Rio de Janeiro. The newly elected Statutory Executive Officers – Bernardo Kos Winik and José Claudio Moreira Gonçalves – declared that they were not involved in any crimes provided in law that would prevent them from exercising the position for which they were appointed, and made the declaration provided for under Paragraph 4, Article 147 of Law No. 6,404/76.(…)”.

All members of the Board of Directors were present and affixed their signatures: José Mauro M. Carneiro da Cunha (Chairman of the Board), Ricardo Reisen de Pinho, Marcos Duarte Santos, Eleazar de Carvalho Filho, Marcos Grodetzky and Marcos Bastos Rocha.

Rio de Janeiro, March 21, 2018.

Luciene Sherique Antaki

Secretary